Exhibit 10.13

ADVENT SOFTWARE, INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (the “Plan”) is adopted by Advent Software, Inc. (the “Company” effective March 14, 2006, (the “Effective Date”) and applies to executive level direct reports of the CEO and the President and CEO.

RECITALS

1.                                       It is expected that the Company from time to time will consider the possibility of restructuring within the Company or an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a restructuring or Change of Control (as defined herein) of the Company.

2.                                       The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.                                       The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment, including following a Change of Control. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.                                       Certain capitalized terms used in the Plan are defined in Section 4 below.

PLAN

1.               Term of Plan. This Plan shall terminate upon the date that all of the obligations of the parties hereto with respect to this Plan have been satisfied.

2.               At-Will Employment. The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance nor promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.               Severance and Termination.

(a)                                  Involuntary Termination. If Executive’s employment with the Company is terminated other than voluntarily or for “Cause” (as defined herein), and Executive signs the Company’s release of claims in favor of the Company, then Executive shall be entitled to (i) continuing payments of severance pay at a rate equal to his base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; (ii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies applicable to Executive, (iii) receive Company-paid coverage for a period of twelve (12) months for himself and his eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (iv) have all of Executive’s outstanding equity compensation (stock options (right to purchase common stock of the Company), stock appreciation rights, restricted stock, restricted stock units, or performance shares, “Equity Compensation”)  on the termination date, have their vesting accelerated as to twelve (12) months of additional vesting; with post-termination exercisability as specified in the applicable Equity Compensation agreement, and (v)  receive such other compensation or benefits from the Company as may be required by law..

(b)                                 Termination due to Death or Disability. If Executive’s employment with the Company is terminated due to his death or his becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive the Base Salary for a period of six (6) months from the date of such termination of employment, (ii) receive Company-paid coverage for a period of six (6) months for Executive (if applicable) and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (iii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans and policies applicable to Executive, and (iv) not be entitled to any other compensation or benefits from the Company except to the extent required by law.

(c)                                  Involuntary Termination for Cause. If the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive the Base Salary through the date of termination of employment, (ii) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company plans and policies applicable to Executive, and (iii) not be entitled to any other compensation or benefits from the Company except as may be required by law. No other compensation or benefits will be paid or provided to the Executive under this Plan on account of a termination for Cause, or for periods following the date when such a termination of employment is effective.

(d)                                 Change of Control Benefits. If the Executive’s employment with the Company is terminated (i) other than (A) voluntarily without Good Reason or (B) for Cause, and (ii) within twelve (12) months after a Change of Control, then promptly following such termination of employment, subject to Executive signing a standard release of claims in favor of the Company, Executive will (i) receive all expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with the Company’s then existing employee benefit plans and policies applicable to Executive, (ii) be paid his then existing Base Salary for a period of twelve (12) months following his termination of employment, (iii) receive Company-paid coverage for a period of twelve (12) months for himself and his eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), (iv) have all of Executive’s outstanding equity compensation (stock options (right to purchase common stock of the Company), stock appreciation rights, restricted stock, restricted stock units, or performance shares, “Equity Compensation”)  on the termination date, have their vesting accelerated as to thirty (30) months of additional vesting; with post-termination exercisability as specified in the applicable Equity Compensation agreement, and (v)  receive such other compensation or benefits from the Company as may be required by law.

4.                                       Definitions.

(a)                                  Cause. For purposes of this Plan, “Cause” is defined as:

(i)                                     a material violation by Executive of a federal or state law or regulation applicable to the business of the Company that has a material adverse effect on the Company;

(ii)                                  Executive’s misappropriation or embezzlement of Company funds or property or an act of fraud upon the Company made by Executive;

(iii)                               Executive’s conviction of, or plea of nolo contendre to, a felony; or

(iv)                              the willful failure by Executive to perform his or her material duties for the Company if such failure to perform is not fully cured by Executive within ten (10) days after he or she receives written notice of such failure; or

(v)                                 a willful violation of a written Company policy, the violation of which is stated in such policy to be grounds for termination; or

(vi)                              an act by the Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company.

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interests.

(b)                                 Change of Control. For purposes of this Plan, “Change of Control” means (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert; (ii) any “person” or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 35% or more of the total voting power represented by the Company’s then outstanding voting securities; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.

(c)                                  Disabled. For purposes of this Plan, “Disabled” means Executive being unable to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least three months. Whether Executive is Disabled shall be determined by the Board based on evidence provided by one or more physicians selected by the Board.

(d)                                 Good Reason. “Good Reason” shall mean without the Executive’s express written consent (i) a material reduction of the Executive’s duties, title, authority or responsibilities, relative to the Executive’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the subsidiary or business unit containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Good Reason” termination; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction; (iii) a reduction by the Company in the base compensation of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Executive was entitled immediately prior to such reduction with the result that such Executive’s overall benefits package is significantly reduced; or (v) the relocation of the Executive to a facility or a location more than thirty-five (35) miles from such Executive’s then present location.

5.                                       Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under Section 3(a) shall be either:

(a)                                  delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the

Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.                                       Section 409A. Advent will amend this Agreement as necessary or appropriate to use reasonable efforts to avoid imposition to an Executive of any additional tax or income recognition under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”) prior to the actual payment to Executive of payments or benefits under this Agreement.

7.                                       Successors.

(a)                                  The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Plan by operation of law.

(b)                                 The Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                       Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:	Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
Attention: Chief Executive Officer

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

9.               Miscellaneous Provisions.

(a)                                  No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b)                                 Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(c)                                  Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d)                                 Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

COMPANY:

Advent Software, Inc.

By:	/s/ John P. Brennan

Title:	Vice President of Human Resources

Date: March 14, 2006